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EXHIBIT 3.1

                            CERTIFICATE OF OWNERSHIP


        Steven S. Myers and Ronald A. Hunn certify that:

        1. They are the President and Secretary, respectively, of Steven Myers & Associates, Inc., a California corporation.

        2. This corporation owns all the outstanding shares of SM&A Corporation, a California corporation.

        3. The board of directors of this corporation duly adopted the following resolution:

        RESOLVED, that this corporation merge SM&A Corporation, its wholly owned subsidiary corporation, into itself and assume all its obligations pursuant to Section 1110 of the California Corporations Code;

        RESOLVER, FURTHER, that Article I of the Amended and Restated Articles of Incorporation of this corporation shall be deleted and replaced with a new Article I to read in its entirety as follows:

                                    ARTICLE I

                     THE NAME OF THIS CORPORATION SHALL BE:

                                SM&A CORPORATION


        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

July 8, 1998

                                            /s/ STEVEN S. MYERS
                                            ------------------------------------
                                            Steven S. Myers, President


                                            /s/ RONALD A. HUNN
                                            ------------------------------------
                                            Ronald A. Hunn, Secretary